SCHEDULE 1

The Reporting Persons have engaged in the following transactions in Shares since June 5, 2002, the last day on which a transaction in the Shares by the Reporting Persons was reported on the Schedule 13D.

Transaction Date	Number of Shares	Price Per Share*	Purchaser
May 30, 2003	7,000	0.38	Bisco
June 2, 2003	360	0.43	Bisco profit sharing
June 20, 2003	5,000	0.41	Bisco profit sharing
August 12, 2003	5,000	0.44	Bisco
August 21, 2003	683	0.44	Bisco
September 23, 2003	1,000	0.65	Bisco
November 20, 2003	1,000	0.62	Bisco profit sharing
November 25, 2003	2,000	0.61	Bisco profit sharing
November 26, 2003	3,000	0.61	Bisco profit sharing
December 1, 2003	2,000	0.61	Bisco profit sharing
December 2, 2003	3,000	0.61	Bisco profit sharing
December 4, 2003	14,000	0.60	Bisco profit sharing
December 5, 2003	520	0.61	Bisco profit sharing
December 9, 2003	372	0.62	Bisco profit sharing
December 11, 2003	5,000	0.59	Glen Ceiley
December 12, 2003	3,460	0.59	Bisco profit sharing
December 12, 2003	500	0.60	Bisco profit sharing

* Excluding commissions

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